EXHIBIT 99.1

Investor Contact:
Dominick Ragone
Chief Financial Officer
(646) 861-7500

For Release:  August 4, 2010

Icahn Enterprises L.P. Reports Second Quarter Financial Results

New York, NY – Icahn Enterprises L.P. (NYSE: IEP) reported revenues of $3,806 million for the six months ended June 30, 2010, as compared to $4,399 million for the six months ended June 30, 2009.  Net loss attributable to Icahn Enterprises was $181 million for the six months ended June 30, 2010, or $2.16 loss per LP unit, compared to net income of $138 million or $1.71 per LP unit.

For the three months ended June 30, 2010, revenues were $1,891 million as compared to $2,407 million for the three months ended June 30, 2009.  Net loss attributable to Icahn Enterprises was $116 million for the three months ended June 30, 2010, or $1.35 loss per LP unit, compared to net income of $134 million or $1.70 per LP unit.  The net loss for the quarter was mainly attributable to a $90 million net loss in the Investment Management segment.  However, the Investment Management funds have seen significant improvement in performance since quarter end, with a gross return of approximately 8% in the month of July, resulting in a gain of approximately $195 million in the Investment Management segment for the month of July.

Conference Call Information

Icahn Enterprises L.P. will discuss its second quarter results on a conference call and Webcast on Thursday, August 5, 2010 at 10:00 a.m. EDT.  The Webcast can be viewed live on Icahn Enterprises L.P.’s website at www.icahnenterprises.com.  It will also be archived and made available at www.icahnenterprises.com under the Investor Relations section.  The toll-free dial-in number for the conference call in the United States is (800) 938-1410.  The international number is (702) 696-4768.  The access code for both is 89373021.
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Icahn Enterprises L.P. (NYSE: IEP), a master limited partnership, is a diversified holding company engaged in seven primary business segments: Investment Management, Automotive, Railcar, Food Packaging, Metals, Real Estate and Home Fashion.

Caution Concerning Interim Results and Forward-Looking Statements

Results for any interim period are not necessarily indicative of results for any full fiscal period. This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of Icahn Enterprises L.P. and its subsidiaries. Among these risks and uncertainties are risks related to economic downturns, substantial competition and rising operating costs; risks related to our investment management activities, including the nature of the investments made by the private funds we manage, losses in the private funds and loss of key employees; risks related to our automotive activities, including exposure to adverse conditions in the automotive industry, and risks related to operations in foreign countries; risks related to our railcar activities, including reliance upon a small number of customers that represent a large percentage of  revenues and backlog, the health of and prospects for the overall railcar industry and the cyclical nature of the railcar manufacturing business; risks related to our food packaging activities, including competition from better capitalized competitors, inability of its suppliers to timely deliver raw materials, and the failure to effectively respond to industry changes in casings technology;  risks related to our scrap metals activities, including potential environmental exposure; risks related to our real estate activities, including the extent of any tenant bankruptcies and insolvencies; risks related to our home fashion operations, including changes in the availability and price of raw materials, and changes in transportation costs and delivery times; and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.

APPENDIX I
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
In millions except per unit data

	Three Months Ended
	June 30
	2010	2009
	(Unaudited)

Revenues	$1,891	$2,407
Expenses	2,094	1,779
(Loss) income from continuing operations before income tax (expense) benefit	(203)	628
Income tax (expense) benefit	(19)	9
(Loss) income from continuing operations	(222)	637
Income from discontinued operations	-	2

Net (loss) income	(222)	639

Less: net loss (income) attributable to non-controlling interests	106	(505)
Net (loss) income attributable to Icahn Enterprises	$(116)	$134

Net (loss) income attributable to Icahn Enterprises from:
Continuing operations	$(116)	$132
Discontinued operations	-	2
	$(116)	$134

Basic (loss) income per LP unit:
(Loss) income from continuing operations	$(1.35)	$1.67
Income from discontinued operations	0.00	0.03
	$(1.35)	$1.70
Basic weighted average LP units outstanding	84	75

Diluted (loss) income per LP unit:
(Loss) income from continuing operations	$(1.35)	$1.56
Income from discontinued operations	0.00	$0.03
	$(1.35)	$1.59
Diluted weighted average LP units outstanding	84	85

APPENDIX II
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
In millions except per unit data

	Six Months Ended
	June 30
	2010	2009
	(Unaudited)

Revenues	$3,806	$4,399
Expenses	4,066	3,646
(Loss) income from continuing operations before income tax (expense) benefit	(260)	753
Income tax (expense) benefit	(12)	16
(Loss) income from continuing operations	(272)	769
Income from discontinued operations	-	2

Net (loss) income	(272)	771

Less: net loss (income) attributable to non-controlling interests	91	(633)
Net (loss) income attributable to Icahn Enterprises	$(181)	$138

Net (loss) income attributable to Icahn Enterprises from:
Continuing operations	$(181)	$136
Discontinued operations	-	2
	$(181)	$138

Basic (loss) income per LP unit:
(Loss) income from continuing operations	$(2.16)	$1.68
Income from discontinued operations	0.00	0.03
	$(2.16)	$1.71
Basic weighted average LP units outstanding	82	75

Diluted (loss) income per LP unit:
(Loss) income from continuing operations	$(2.16)	$1.63
Income from discontinued operations	0.00	0.03
	$(2.16)	$1.66
Diluted weighted average LP units outstanding	82	79

APPENDIX III
CONSOLIDATED BALANCE SHEETS
In millions except per unit data

	June 30,	December 31,
	2010	2009
	(Unaudited)
ASSETS

Cash and cash equivalents	$2,491	$2,256
Cash held at consolidated affiliated partnerships and restricted cash	1,225	3,336
Investments	6,507	5,405
Accounts receivable, net	1,351	1,139
Due from brokers	13	56
Inventories, net	1,095	1,091
Property, plant and equipment, net	2,928	2,958
Goodwill	1,108	1,083
Intangible assets, net	976	1,007
Other assets	601	555
Total Assets	$18,295	$18,886

LIABILITIES AND EQUITY
Accounts payable	$729	$628
Accrued expenses and other liabilities	2,288	1,993
Securities sold, not yet purchased, at fair value	411	2,035
Due to brokers	774	376
Post-employment benefit liability	1,216	1,413
Debt	5,962	5,186
Preferred limited partner units	-	136
Total liabilities	11,380	11,767

Commitments and contingencies

Equity:
Limited partners:
Depositary units: 92,400,000 authorized; issued 84,892,121 and 75,912,797 at June 30, 2010 and December 31, 2009; outstanding 83,754,921 and 74,775,597 at June 30, 2010 and December 31, 2009, respectively	3,033	2,828
General partner	(255)	18
Treasury units at cost: 1,137,200 depositary units	(12)	(12)
Equity attributable to Icahn Enterprises	2,766	2,834
Equity attributable to non-controlling interests	4,149	4,285
Total equity	6,915	7,119
Total Liabilities and Equity	$18,295	$18,886